October 18, 1996



Voxware, Inc.
Mr. Kenneth H. Traub, CFO
305 College Road East
Princeton, NJ  08540

Dear Mr. Traub:

We are pleased to inform you that Silicon Valley Bank, a California-chartered bank ("Lender") with its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054 and with a loan production office located at Wellesley Office Park, 40 William Street, Suite 350, Wellesley, Massachusetts 02181 doing business under the name "Silicon Valley East", has approved a revolving line of credit in the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the "Revolving Facility"), and an equipment term loan in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the "Equipment Line"), collectively referred to herein as the "Loans", for use by Voxware, Inc. (the "Borrower"), subject to the following terms and to the Lender's periodic review.

The Loans shall not become effective unless and until an executed copy of this letter together with all necessary accompanying documentation as well as the facility fee described below has been returned to the Lender, which must take place within 30 days from the date of this letter.

Borrowings under the Revolving Facility will be permitted through October 17, 1997. Borrower shall pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning November 17, 1996 and all subsequent interest payments will be due on the same day of each month thereafter. The final payment, due October 17, 1997, shall be for all outstanding principal plus all accrued interest not yet paid.

Borrowings under the Loans shall be secured by a first security interest in the Borrower's accounts receivable, inventory, general intangibles, fixtures, contract rights, equipment, and all other assets, all monies, and all other property in Lender's possession which Lender may use to pay Borrower's obligations, pursuant to a Commercial Security Agreement and UCC financing Statements executed concurrently herewith. Upon Borrower's successful completion of an initial public offering, with net proceeds in the minimum amount of $20,000,000.00 (the "IPO"), Lender will release its then existing security interest in Borrower's assets. In consideration of such release, Borrower shall agree to execute a financing statement, covering all of Borrower's assets, which Lender shall hold in its possession and not file, until such time as an Event of Default occurs under the Loans as defined in the Promissory Note executed concurrently herewith.

An amount not to exceed $500,000.00 (the "Non-formula Portion") shall be available under the Revolving Facility, through December 31, 1996, without implementation of the borrowing base formula, contained herein. In the event Borrower successfully completes an IPO, with net proceeds in the minimum amount of $20,000,000.00, the line amount of $2,000,000.00 shall be available to Borrower without implementation of the borrowing base formula.

Funds shall be advanced under the Revolving Facility in excess of the Non-formula Portion according to a borrowing base formula, defined as follows: the lesser of (a) $2,000,000.00 minus the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus the Foreign Exchange Reserve or (b) the Borrowing Base Formula which is the sum of (i) 95% of cash pledged to Lender plus (ii) 60% of the proceeding 3-month's contractual payments from Netscape plus (iii) eighty percent (80%) of eligible domestic accounts receivable minus the (iv) face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus (v) the Foreign Exchange Reserve. Eligible accounts receivable shall include, but not be limited to, those accounts outstanding less than 90 days from the date of invoice, excluding, foreign, government, contra, and intercompany accounts; and exclude accounts wherein 50% or more of the account is outstanding more than 90 days from the date of invoice. Any account which alone exceeds 25% of total accounts will be ineligible to the extent said account exceeds 25% of total accounts. Also exclude any credit balances which are aged past 90 days. Also ineligible are any accounts which Lender in its sole judgment excludes for valid credit reasons. Notwithstanding the foregoing, following Borrower's successful completion of the IPO, the Borrowing Base Formula shall not apply.

Borrowings under item (b) (iii) referenced above under the Revolving Facility shall be subject to an accounts receivable audit, to be performed by Lender or Lender's agent, with results satisfactory to Lender.

Borrowings under the Revolving Facility shall bear interest at a rate of one percentage point (1.000%) over Lender's Prime Rate and borrowings under the Equipment Line shall bear interest at a rate of one percentage point (1.000%) over Lender's Prime Rate. Prime Rate means the rate from time to time announced and made effective by Lender as its Prime Rate. Borrower's interest rate shall change each time the Prime Rate changes. Interest will be charged monthly in arrears and shall be calculated on a 360-day year. Lender shall be authorized to debit Borrower's principal account or any other account maintained by Borrower with Lender for any principal, interest or fees associated with Borrower's Loans with or without notice to Borrower. Notwithstanding the foregoing, following completion of the IPO, the interest rate applied to the Revolving Facility shall decrease to a rate equal to Lender's Prime rate. Such interest rate adjustment shall be effective the first day of the month following Borrower's completion of the IPO.

Borrowings under the Equipment Line will be permitted through July 18, 1997 (the "Draw Period"). Borrower shall pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning November 18, 1996 and all subsequent interest payments will be due on the same day of each month thereafter. Borrower's initial advance request (the "Initial Advance"), which may not exceed $500,000.00, shall be payable in thirty-six (36) even payments of principal plus interest beginning November 18, 1996, and all subsequent payments of principal plus interest will be due on the same day of each month thereafter. The final payment, due October 18, 1999, shall be for all outstanding principal plus all accrued interest not yet paid. Thereafter, Borrower may request additional advances under the Equipment Line (each an "Additional Advance" and collectively the "Additional Advances") from Lender in an aggregate amount not to exceed $500,000.00, through July 18, 1996. The outstanding principal balance of the Additional Advances, on July 18, 1997, shall be payable in thirty-six
(36) even payments of principal plus interest beginning August 18, 1997, and all subsequent payments of principal plus interest will be due on the same day of each month thereafter. The final payment, due July 18, 2000, shall be for all outstanding principal plus all accrued interest not yet paid.

To evidence the Initial Advance, Borrower shall deliver to Lender, at the time of the Initial Advance request, an invoice for the equipment purchased during Borrower's fiscal year ending June 30, 1996. The Initial Advance shall be used for equipment purchased during Borrower's fiscal year ending June 30, 1996, and shall not exceed fifty percent (50%) of the invoice amount approved from time to time by Lender, excluding taxes, shipping and installation expenses. Furthermore, the Additional Advances shall be used for equipment purchased during Borrower's fiscal year ending June 30, 1997, and shall not exceed one hundred percent (100%) of the invoice amount approved from time to time by Lender, excluding taxes, shipping and installation expenses. Software may, however, comprise up to 25% of the total advances and tenant improvements, may, however, comprise up to 30% of the total advances.

Letters of Credit. Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower in an aggregate face amount not to exceed (i) the lesser of $1,000,000.00 or the Borrowing Base Formula minus (ii) the then outstanding principal balance of the Note provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed One Million and 00/100 Dollars ($1,000,000.00). Each such letter of credit shall have an expiry date no later than twelve (12) months after the maturity date of the Note provided that Borrower's letter of credit reimbursement obligation shall be secured by cash on terms acceptable to Lender at any time after the maturity date if the term of the Agreement is not extended by Lender. All such letters of credit shall be, in form and substance, acceptable to Bank in its sole descretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement.

Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any letters of credit.

Letter of Credit Reimbursement; Reserve. Borrower may request that Bank issue a letter of credit payable in a currency other than United States Dollars. If a demand for payment is made under any such letter of credit, Bank shall treat such demand as an advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Bank shall create a reserve (the "Letter of Credit Reserve") under the Revolving Facility for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such letter of credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Facility shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

Foreign Exchange Sublimit. Subject to the terms of this Agreement, as amended from time to time, Borrower may utilize up to $250,000.00 for spot and future foreign exchange contracts (the "Exchange Contracts"). Borrower shall not request an Exchange Contract at any time it is not in compliance with any of the terms of this Agreement. All Exchange Contracts must provide for delivery of settlement on or before October 17, 1997. The limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, the

Borrower may request that Lender debit Borrower's bank account with Lender for such amount, provided Borrower has immediately available funds in such amounts in its bank account.

Lender may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is not sufficient availability under the Revolving Facility and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Lender terminates the Exchange Contracts, and without limitation of the FX Indemnity Provisions (as referred to below), Borrower agrees to reimburse Lender for any and all fees, costs and expenses relating thereto or arising in connection therewith.

Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $250,000.00 nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed $250,000.00. Borrower shall execute all standard form applications and agreements of Lender in connection with the Exchange Contracts, and without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Lender in connection with the Exchange Contracts.

Without limiting any of the other terms of this Agreement or any such standard form applications and agreement of Lender, Borrower agrees to indemnify Lender and hold it harmless, from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limita-tion, attorneys' fees of counsel of Lender's choice), of every nature and description which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby (collectively referred to as the "FX Indemnity Provisions").

Borrower shall pay to Lender a facility fee in the amount of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00), as well as all out-of-pocket expenses incurred by Lender in connection with the establishment of the Loans, which must be paid at the time the documents are returned to Lender.

Any advances hereunder or renewal hereof will be made only if in the opinion of the Lender there exists no default under any loan documentation executed by you with the Lender. A default is as defined in the accompanying Promissory Notes of even date.

A.    Requirements.
      -------------

      1. Affirmative Covenants. So long as the Loans remain outstanding, Borrower agrees to maintain the following covenants:

           a. To provide the Lender with duplicate unaudited monthly financial statements, together with a Compliance Certificate, prepared in accordance with generally accepted accounting principals and duplicate audited annual (consolidated and consolidating) financial statements certified by public accountants with an unqualified opinion, to be received 30 and 90 days, respectively after the close of the period. In the event Borrower successfully completes the IPO, Borrower shall provide Lender with all reports on Forms 8K, 10K and 10Q within five (5) days of filing with the Securities Exchange Commission (SEC). Additionally, Borrower shall provide to Lender, within five (5) days of filing form
               10K with the SEC, duplicate audited annual (consolidated and consolidating) financial statements, and, within (5) days of filing form 10Q with the SEC, interim financial statements together with a Compliance Certificate.

           b. To provide the Lender with a Borrowing Base Certificate, together with an aged list of accounts receivable and accounts payable, to be received within 20 days after the close of each month, when borrowing. In the event there are no outstandings under the Revolving Facility, Borrower shall not be required to provide such certificate and agings. Initial and annual accounts receivable audits to be performed by Lender's agent. Borrower's deposit account will be debited for the audit expense and a notification will be mailed to Borrower.

           c. (1) Prior to completion of the IPO, Borrower shall comply with the following Financial Covenants:

                   Quick Ratio - (Tested Monthly) Maintain a minimum Quick
                   -----------
                   Ratio of 1.50 to 1.00. Quick Ratio is defined as cash and equivalents plus receivables divided by total current liabilities.

                   Tangible Net Worth - (Tested Monthly) Maintain a minimum
                   ------------------
                   Tangible Net Worth (TNW) of $2,000,000.00. TNW is defined as net worth plus Subordinated Debt (debt which is formally subordinated to the Lender) less intangibles (including but not limited to Goodwill, Capitalized Software and Excess Purchase Costs).

                   Debt to Tangible Net Worth Ratio - (Tested Monthly) Maintain
                   --------------------------------
                   a ratio of total liabilities to tangible net worth not to exceed 1.00 to 1.00.

               (2) Beginning with the first quarter following the completion of the IPO, Borrower shall comply with the following Financial
                   Covenants:

                   Quick Ratio - (Tested quarterly) Maintain a minimum Quick
                   -----------
                   Ratio of 2.00 to 1.00. Quick Ratio is defined as cash and equivalents plus receivables divided by total current liabilities.

                   Tangible Net Worth - (Tested quarterly) Maintain a Tangible
                   ------------------
                   Net Worth (TNW) equal to or greater than 90% of the proceeds of the IPO. TNW is defined as net worth plus Subordinated Debt (debt which is formally subordinated to the Lender) less intangibles (including but not limited to Goodwill, Capitalized Software and Excess Purchase Costs).

                   Debt to Tangible Net Worth Ratio - (Tested quarterly) Main-
                   --------------------------------
                   tain a ratio of total liabilities to tangible net worth not to exceed 1.00 to 1.00.

               For purposes of calculation, deferred revenue shall be excluded from liabilities.

           d.  File all tax returns and to pay all taxes due.

           e. Reimburse the Lender for any reasonable expenses incurred by the Lender to enforce the terms of this obligation.

           f. Maintain adequate fire and liability insurance satisfactory to the Lender, a copy of which shall be forwarded to the Lender.

      2. Negative Covenants. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

           a. Participate in any merger or consolidation or to pay any dividends.
           b. Dispose of any material assets other than in the ordinary course of business.
           c. Be in default of any other agreement or loan agreement with any other bank, including without limitation, that certain agreement between Borrower and Netscape.
           d.  File for protection under the Bankruptcy Code.
           e. Directly or indirectly pledge, grant, create or permit to exist any security interest, lien or other encumbrance upon any of Borrower's assets except in favor of the Lender. Without the Lender's prior written consent, which will not be unreasonably withheld.
           f. Invest in any securities other than money market instruments acceptable to the Lender, without the Lender's prior written consent which will not be unreasonably withheld.
           g. Incur indebtedness for borrowed money, except for either a) indebtedness to Silicon Valley Bank or b) indebtedness incurred for the purchase or lease of equipment.

If the Lender waives any rights under this Agreement, it will not affect any future action the Lender may wish to take. This Agreement shall be binding upon any of the Borrower's successors in interest. The laws of the Commonwealth of Massachusetts shall apply to this Agreement. THE BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND, AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS LETTER AGREEMENT; PROVIDED, HOWEVER, THAT IF FOR ANY REASON LENDER CANNOT AVAIL ITSELF OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, THEN VENUE SHALL LIE IN SANTA CLARA COUNTY, CALIFORNIA. (INITIAL HERE /s/ KT LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO
                           ------
ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

It is our understanding that the Borrower will consider Silicon Valley Bank to be one of its banks. Among other things, the Borrower agrees to maintain a reasonable portion of its excess funds in Silicon Valley Bank.

This Agreement shall become effective only when it shall have been executed by the Borrower and the Lender (provided, however, in no event shall this Agreement become effective until signed by an officer of the Lender in California).

We are delighted to expand our relationship with Voxware, Inc. and look forward to many successful years of working together.

Sincerely,

SILICON VALLEY BANK, doing
business as SILICON VALLEY EAST



By: /s/ Philip S. Ernst
----------------------------------------
Name:  Philip S. Ernst
----------------------------------------
Title:    VP
----------------------------------------


SILICON VALLEY BANK

By: /s/ Christine Ware
----------------------------------------
Name:  Christine Ware
----------------------------------------
Title:    Vice President
----------------------------------------
    (Signed at Santa Clara County, CA)


Agreed and Accepted this 31st day of October, 1996
                        -----


VOXWARE, INC.

By: /s/  Kenneth Traub
----------------------------------------
Name:  Kenneth Traub
----------------------------------------
Title:    Executive Vice President & CFO
----------------------------------------

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